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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of JP Energy Partners LP of our report dated May 7, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 4, as to which the date is September 8, 2014, relating to the financial statements of JP Energy Partners LP, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, TX
September 8, 2014

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  Exhibit 23.1